Exhibit 10.4

EXECUTION COPY

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into as of May     , 2006 (the “Effective Date”), by and among NPC International, Inc., a Kansas corporation (“Company”), NPC Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), and Merrill Lynch Global Partners, Inc., a Delaware corporation (“MLGP”).

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of March 3, 2006 (the “Purchase Agreement”), by and among Mr. O. Gene Bicknell, the Stockholders of the Company, Parent and the Company, Parent will acquire all of the capital stock of the Company (the “Acquisition”).

WHEREAS, the Company desires to retain MLGP with respect to the services described herein.

NOW, THEREFORE, the parties agree as follows:

1.                                       Term. This Agreement shall be in effect for a term commencing on the Effective Date and ending on the fifteenth anniversary of the Effective Date (the “Term”), and shall be automatically extended thereafter on a year to year basis unless the Company or MLGP provides written notice of its desire to terminate this Agreement to the other party 30 days prior to the expiration of the Term or any extension thereof.

2.                                       Services. During the Term, MLGP shall perform or cause to be performed by its Affiliates and their respective officers, employees, representatives and third party service providers, such services for the Company and/or its subsidiaries as mutually agreed by MLGP and the Company’s board of directors, which may include, without limitation, the following:

(a)                                  general executive and management services;

(b)                                 identification, support, negotiation and analysis of acquisitions and dispositions by Parent or its subsidiaries;

(c)                                  support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(d)                                 finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements;

(e)                                  marketing functions, including monitoring of marketing plans and strategies;

(f)                                    human resources functions, including searching and hiring of executives and directors; and

(g)                                 other services for the Parent and its subsidiaries upon which the Company’s board of directors and MLGP agree.

3.                                       Management Fees; Expense Reimbursement.

(a)                                  During the Term of this Agreement, MLGP or its designee(s) will be promptly (x) reimbursed for the Covered Expenses (as defined below) of MLGP and its Affiliates (as defined below), plus (y) paid fees (the “Management Fees”) equal to $1,000,000 per fiscal year. The Management Fees will be payable by the Company to MLGP or its designee(s) as follows:  (a) non-refundable Management Fees for fiscal year 2006 (in the amount of $667,000) shall be paid in advance on the Effective Date and (b) non-refundable Management Fees for each fiscal year subsequent to fiscal 2006 (in the amount of $1,000,000) shall be payable in advance on the first day of each fiscal year, beginning December 27, 2006. The Covered Expenses will be payable by the Company to MLGP or its designee(s) on a quarterly basis in arrears commencing on the Effective Date, upon presentation by MLGP of reasonably detailed invoices for such expenses. The term “Covered Expenses” shall mean those out-of-pocket and third-party fees and expenses:  (i) reasonably incurred in connection with the services contemplated by this Agreement, (ii) relating to the review, preparation, negotiation and execution of any amendments or waivers (whether or not the same become effective) or the enforcement of any rights by the MLGP Group (as defined below) under or in respect of this Agreement, the Stock Purchase Agreement (or any other related or ancillary agreements); (iii) relating to any proposed merger, sale or recapitalization or debt or equity financing of Parent or the Company, and (iv) reasonably incurred in connection with any transaction, claim or event which MLGP believes affects Parent or the Company or the direct or indirect investment of MLGP and its Affiliates in the Company and as to which MLGP or its Affiliates seek advice of counsel (in each case, including without limitation, fees and expenses of counsel, consultants and accountants). As used herein, the term “Affiliate” shall mean, with respect to a specified person, another person that directly or indirectly through one or more intermediaries, controls or is controlled by or that is under common control with, the specified person; provided, however, any reference to Affiliate, or Affiliates of MLGP shall not include Parent, the Company, their subsidiaries or officers or directors.

(b)                                 The payment of all Management Fees payable hereunder shall be deferred (but such amounts will nonetheless continue to be accrued, without interest) at any time that they are not permitted to be paid by the Company in accordance with the terms of that Credit Agreement, dated as of the Effective Date, among the Company, Parent, the Other Guarantor Party, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce Fenner & Smith Incorporated and other lenders thereunder (the “Credit Agreement”) or that Indenture, dated as of the Effective Date, among the Company, the Guarantors thereunder and Wells Fargo Bank, N.A.. (the “Indenture”), and any payment of any such deferred fees shall thereafter be paid at the earliest time (whether or not the Term has ended prior thereto) that payment thereof becomes permitted to be paid in accordance with the terms of the Credit Agreement and/or the Indenture.

4.                                       Transaction Fees and Expenses. On the Effective Date, the Company shall pay to MLGP, or to another person designated by MLGP, a fee in the amount of $3,000,000 as consideration for services rendered by MLGP and its Affiliates’ to the Company and its Afilliates in connection with the structuring and arrangement of the Acquisition and shall reimburse MLGP and its Affiliates for all out-of-pocket and third-party fees and expenses (including without limitation, fees and expenses of counsel, consultants and accountants) reasonably incurred in connection with the review, preparation, negotiation and execution of the Stock Purchase Agreement (or any other related or ancillary agreements) and the financing of the transactions contemplated thereby.

5.                                       Personnel. MLGP will provide and devote to the performance of this Agreement such partners, employees and agents of MLGP and its Affiliates as MLGP shall deem appropriate to the furnishing of the services mutually agreed upon by the Company and MLGP. The fees and other compensation specified in this Agreement will be payable by the Company regardless of the extent of services requested by the Company pursuant to this Agreement, and regardless of whether or not the Company requests MLGP to provide any such services.

6.                                       Liability. Neither MLGP nor any of its Affiliates, nor any of their respective partners, members, employees or agents (collectively, the “MLGP Group”) shall be liable at any time to Parent, the Company, their subsidiaries or any of their Affiliates for any loss, liability, damage or expense (including attorney’s fees and expenses) (collectively a “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement, other than Losses attributable to MLGP or its Affiliate’s gross negligence or willful misconduct. MLGP makes no representations or warranties, express or implied, in respect of the services provided by any member of the MLGP Group. In no event will any of the parties hereto be liable to any other party hereto for (i) any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or (ii) in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise), except as set forth in Section 7 below.

7.                                       Indemnity. Parent, the Company and their subsidiaries shall (during and after the Term) defend, indemnify and hold harmless each member of the MLGP Group from and against any and all Losses arising from any claim by any person or entity with respect to, or in any way related to, this Agreement (collectively, “Claims”) resulting from any act or omission of any member of the MLGP Group in connection with this Agreement, other than Losses attributable to MLGP or its Affiliate’s gross negligence or willful misconduct. Parent and the Company shall (during and after the Term) defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against Parent, the Company, their subsidiaries or any of their Affiliates, or any member of the MLGP Group or in which any member of the MLGP Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly related to or arising out of this Agreement or the performance hereof by any member of the MLGP Group.

8.                                       Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed, postage prepaid, addressed to the parties as follows:

To Company:

NPC International, Inc.
14400 College Blvd.
Suite 201,

Lexexa, KS  66215
Attention:  Troy Cook

To Parent:

NPC Acquisition Holdings, LLC
c/o Merrill Lynch Global Partners, Inc.
4 World Financial Center
New York, New York  10080
Attention: Robert F. End

To MLGP:

Merrill Lynch Global Partners, Inc.
4 World Financial Center
New York, New York  10080
Attention:  Robert F. End

9.                                       Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

10.                                 Assignment. No party may assign any obligations hereunder to any other party without the prior written consent of each of the other parties (which consent shall not be unreasonably withheld); provided that MLGP may, without consent of Parent or the Company, assign its rights and obligations under this Agreement to any of its Affiliates. The assignor shall remain liable for the performance of any assignee.

11.                                 Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

12.                                 Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous agreements, communications, either oral or written, representations or warranties of any kind whatsoever, in each case with respect to the subject matter hereof, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon any party unless approved in writing by an authorized representative of such party. This agreement shall be governed by and construed in accordance with the laws of the State of New York.

13.                                 Obligations of Successors. In the event of a merger, consolidation or liquidation of Parent or the Company, Parent or the Company shall, as the case may be, as a condition to the consummation thereof, first make arrangements so that any successor to such entity will assume the obligations of such entity under this Agreement and be responsible in full for such obligations on the same basis as if it had been an original signatory hereto (and such successor entity shall execute and deliver a counterpart to this Agreement to MLGP agreeing to be bound to the terms hereof).

14.                                 Joint and Several Liability. Each obligation described herein of Parent or the Company, as the case may be, shall be a joint and several obligation of Parent and its subsidiaries and the Company and its subsidiaries, as the case may be. If requested by MLGP, Parent or the Company, as the case may be, shall cause any of their respective subsidiaries to sign a counterpart signature page to this Agreement to evidence such joint and several liability.

15.                                 Termination. The Term shall terminate (i) at such time as no Affiliate of MLGP any longer directly or indirectly owns any equity interests in the Company and (ii) at the option of the Company, upon the initial public offering of the capital stock of Parent, the Company or any direct or indirect parent of the Company. If the Company opts to terminate this Agreement pursuant to clause (ii) of the preceding sentence, the Company will pay MLGP the reasonably agreed-upon net present value of the Management Fees that would otherwise be payable to MLGP over the remainder of the Term.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NPC INTERNATIONAL, INC.

By:	/s/ James K. Schwartz
	Name:	James K. Schwartz
	Title:	President and CEO

NPC ACQUISITION HOLDINGS, LLC

By:	/s/ Robert F. End
	Name:	Robert F. End
	Title:	Chairman

MERRILL LYNCH GLOBAL PARTNERS, INC.

By:	/s/ Robert F. End
	Name:	Robert F. End
Title: